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                                                                     EXHIBIT 4.1


                TERMS AND CONDITIONS OF KIMCO REALTY CORPORATION
                 DIVIDEND REINVESTMENT AND DIRECT PURCHASE PLAN
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         The terms and conditions of Kimco's Dividend Reinvestment and Direct
Purchase Plan are set forth below.

1.  Purpose

         The purpose of the Plan is to provide holders of record of shares of Kimco common stock and other interested investors with a simple, convenient and low cost method of investing cash dividends or optional cash payments, or both, to purchase additional shares of Kimco common stock or to make an initial investment in Kimco common stock, as applicable. Shares of Kimco common stock purchased under the Plan will either be issued by Kimco or purchased in the open market by the plan administrator, Fleet National Bank (the "Plan Administrator") (see item 3 below, "Administration"). To the extent shares of Kimco common stock are purchased by the Plan Administrator in the open market, Kimco will not receive any proceeds. To the extent the shares of Kimco common stock are issued by Kimco, Kimco will receive additional funds for its general corporate purposes.

2.  Advantages

         Shareholders may purchase additional shares of Kimco common stock by
(i) having the cash dividends on all, or part, of their shares of Kimco common stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of Kimco common stock and investing in the Plan by making optional cash payments of not less than $50.00 per payment and not more than $250,000 per calendar year, or (iii) by investing their cash dividends and making such optional cash payments. Interested investors that are not shareholders of Kimco may make initial cash investments in Kimco common stock of not less than $100.00 and not more than $250,000.

         The Plan provides holders of record of shares of Kimco common stock with a simple and convenient method of investing cash dividends or optional cash payments, or both, to purchase additional shares of Kimco common stock. Persons not presently shareholders of Kimco may become Participants by making initial cash investments of not less than $100.00 and not more than $250,000 to purchase shares of Kimco common stock. Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be purchased and credited to Participants' accounts. Regular statements of holdings provide simplified record keeping. In addition, the free custodial services provided in connection with the Plan serve to protect against loss, theft or destruction of certificates.

3.  Administration

         Fleet National Bank has been designated by Kimco as its agent to administer the Plan for Participants, maintain records, send regular statements of account to Participants and perform other duties relating to the Plan. EquiServe, a registered transfer agent unaffiliated with Kimco, will provide certain adminstrative support to the agent. Shares of Kimco common stock purchased under the Plan will be held by the Plan Administrator as agent for Participants and registered in the name of the Plan Administrator or its nominee. The Plan Administrator also serves as transfer agent for Kimco common stock. Should the Plan Administrator resign, or be asked to resign, another agent will be asked to serve.


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         All communications regarding the Plan should be sent to the Plan
Administrator addressed as follows:

                           Kimco Realty Corporation
                           Dividend Reinvestment and Direct Purchase Plan c/o EquiServe, L.P.
                           P.O. Box 43010
                           Providence, RI 02940-3010

         Participants may also telephone the Plan Administrator toll free at [XXX-XXX-XXXX] 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.

4.  Participation

         All holders of record of shares of Kimco common stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of Kimco common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial cash investment in Kimco common stock of not less than $100.00 and not more than $250,000. Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of plan. Therefore, persons residing outside of the United States are responsible for complying with any such regulations. Kimco and the Plan Administrator reserve the right to prohibit or terminate participation of any stockholder or prospective stockholder if deemed necessary or advisable under any applicable laws or regulations.

         An eligible shareholder may join the Plan by completing a Shareholder Authorization Form and returning it to the Plan Administrator, or by contacting the Plan Administrator at [XXX-XXX-XXXX]. An interested investor that is not presently a shareholder of Kimco, but desires to become a Participant by making an initial cash investment in Kimco common stock, may join the Plan by completing an Initial Purchase Form and forwarding it, together with such initial investment, to the Plan Administrator. An enrollment fee of $10 will be deducted from your initial investment.

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         If a Participant establishes a joint account, the Participants jointly and severally agree that each of them will have authority on behalf of the joint account to make transaction requests of the Plan Administrator, including, but not limited to, transactions such as selling or withdrawing shares, changing account address or options, and to generally deal with the Plan Administrator on behalf of the joint account as fully and completely as if either Participant alone were interested in the account. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, do any of the following if conflicting instructions are received from joint account Participants:

                  (a) Choose which instructions to follow and which to disregard;

                  (b)      Terminate the account pursuant to item 9 below;
                           and/or

                  (c)      Take other appropriate legal action.

         A shareholder or other interested investor may join the Plan at any time and will remain a Participant until participation is terminated or all shares held in the Participant's Plan account are sold.

         If a request specifying the reinvestment of dividends is received by the Plan Administrator at least three business days before the record date of a dividend payment, reinvestment commences with that dividend payment. If the request is received after that date, reinvestment of dividends through the Plan may not begin until the dividend payment following the next record date.

         The Initial Purchase Form provides interested investors with the opportunity to purchase their initial shares of Kimco common stock without a broker at low transaction costs through the Plan. It also allows interested investors to purchase additional shares of Kimco common stock through the reinvestment of dividends and/or monthly automatic deductions. The options for dividend reinvestment are described below while information regarding monthly automatic deductions can be found in item 6, below.

         The Shareholder Authorization Form provides for the purchase of additional shares of Kimco common stock through the following options:

                  (a) If "Full Dividend Reinvestment" is selected, the Plan Administrator will reinvest the cash dividends payable on all shares held in the Participant's Plan account and on all shares of Kimco common stock registered in the Participant's name. In addition, the Plan Administrator will invest in Kimco common stock all of the cash dividends on all shares subsequently registered in the Participant's Plan account, as well as any optional cash payments the Participant submits.

                  (b) If "Partial Dividend Reinvestment" is selected, the Plan Administrator will send a check respresenting the cash dividends payable on a specified number of shares held in the Participant's Plan account and registered in the Participant's name to the Participant as is designated in the appropriate space on the authorization form. In addition, the Plan Administrator will invest the dividends on the remaining shares in accordance with the Plan, as well as any optional cash payments the Participant submits.

                  (c) If "Optional Cash Only" is selected, the Plan Administrator will not invest any portion of the cash dividends due the Participant on shares held in the Participant's Plan account or registered in the Participant's name. The Plan Administrator will, however, invest any optional cash payments the Participant submits.

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         A Participant may change its investment option at any time by completing a new Shareholder Authorization Form and returning it to the Plan Administrator or by contacting the Plan Administrator at [XXX-XXX-XXXX]. A change in investment option will be effective on the dividend payment date if the request is received by the Plan Administrator no later than the third business day preceding the related dividend record date. If the request is received by the Plan Administrator after the third business day preceding the related dividend record date, the change may not be effective until the following dividend payment date.

5.  Costs

         (a) Charges for investments made for Participants (other than for reinvestment of dividends).

         The Plan Administrator will deduct a service charge for investments made for the Participant, other than a reinvestment of dividends. In addition, Participants will be charged their proportionate share of brokerage commissions on each purchase transaction, other than a reinvestment of dividends, for purchases made in the open market. The Participant's share of brokerage commissions on small transactions may be less than usual since the Plan Administrator will buy or sell shares in volume for all Participants and that commission savings will be passed on to each Participant.

         If the Participant asks the Plan Administrator to sell some or all of its shares, it will be charged an administrative service charge of $15, plus applicable brokerage commissions.

         The fees associated with enrollment and participation in the Plan are summarized in the chart below:


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  Service Charge          Brokerage Commission
----------------------------------------------------------------------------------------------------------------
Initial Investment Fee for                                 $10, deducted directly from   Proportionate amount of
First-Time Investors                                       the initial investment        actual brokerage charge
                                                           received

Subsequent Purchases through optional                      $5                            Proportionate amount of
cash payments                                                                            actual brokerage charge

Subsequent Purchases through monthly                       $2                            Proportionate amount of
automatic deductions                                                                     actual brokerage charge

Sales                                                      $15                           Proportionate amount of
                                                                                         actual brokerage charge

Insufficient Funds                                         $25                           None

Statement Duplication                                      $10 per statement             None
(statements older than two years)



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         (b) Charges for investments made for Participants for reinvestment of dividends.

         Generally, Kimco will pay all brokerage commissions and other administrative charges on behalf of the Participants with respect to the reinvestment of dividends. In the event such fees exceed 5% of the cash dividends Participants reinvest, Participants will be required to pay the entire amount of such fees. The brokerage commissions and other administrative charges currently do not, and are not expected to in the future exceed 5% of the cash dividends Participants reinvest.

         See item 9 below, "Termination of Participation", for a discussion of payment by Participants of brokerage costs associated with such termination of participation and sale of shares under the Plan.

         A $25.00 fee will be charged to Participants for each deposit returned for unpaid funds or rejected automatic debit of bank account. See item 6 below, "Purchases". Also, a $10.00 fee will be charged to Participants for each duplicate statement older than two years requested by such Participants. See item 7 below, "Reports to Participants".

         If a Participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge different fees and commissions from those listed above.

6.  Purchases

         The number of shares to be purchased for a Participant's account under the Plan will depend on the amount of a Participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of Kimco common stock. Each Participant's Plan account will be credited with that number of shares, including fractions, equal to the total amount to be reinvested or invested through optional cash payments, divided by the applicable purchase price per share.

         The purchase price of shares issued by Kimco under the Plan will be the average of the high and low prices on the dividend payment date (for reinvestment of dividends) or the average of the high and low prices on the investment date (for optional cash payments) of Kimco common stock on the NYSE.

         The price of shares of Kimco common stock purchased on the open market with optional cash payments will be the weighted average of all purchases including commissions.

         The price of shares of Kimco common stock purchased on the open market with cash dividends will be the weighted average of all purchases if Kimco pays the brokerage commissions and other administrative charges related to such purchases. See item 5 above. In the event the brokerage commissions and other administrative charges exceed 5% of the cash dividends Participants reinvest, then the price of shares of Kimco common stock purchased on the open market with cash dividends will be the weighted average of all purchases including brokerage commissions. The brokerage commissions and other administrative charges do not, and are not expected to in the future exceed 5% of the cash dividends Participants reinvest.


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         Participants should recognize that neither Kimco nor the Plan
Administrator can assure a profit or protect against a loss on shares of Kimco common stock purchased under the Plan.

         The Plan Administrator has the flexibility of using dividends and optional cash payments to purchase shares of Kimco common stock from Kimco out of Kimco's authorized but unissued shares of Kimco common stock or on the open market. Share purchases in the open market may be made on any stock exchange where Kimco common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. The Plan Administrator will invest all cash dividends and optional cash payments as soon as practicable after receipt, and in no event will investment occur later than 30 days after receipt, except when compliance with federal and state securities laws or other regulatory authorities and temporary curtailment or suspensions of any trading in Kimco's common stock mandate it. Neither Kimco nor any Participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

         Optional cash payments from existing shareholders may be made at any time and in varying amounts of not less than $50.00 per payment and not more than $250,000 per calendar year. A shareholder may make an optional cash payment when enrolling in the Plan by enclosing a check or money order (made payable to EquiServe-Kimco Realty Corporation) with the Shareholder Authorization Form. Thereafter, optional cash payments may be submitted with the cash investment and other transaction form on the bottom of each statement of holdings. Participants may also establish a monthly automatic debit of their authorized bank accounts.

         Interested investors that are not shareholders of Kimco, but are submitting Initial Purchase Forms, must enclose an initial investment of not less than $100.00 and not more than $250,000 to purchase shares of Kimco common stock.

         Optional cash payments will be invested weekly beginning on Wednesdays, or if Kimco common stock is not traded on such day, the next trading day. Optional cash payments in the form of physical checks and money orders received no later than noon Eastern Time on the second business day preceding an investment date will be invested on such investment date. Optional cash payments in the form of physical checks and money orders received after noon Eastern Time on the second business day preceding an investment date will be invested the following investment date. Checks and money orders should be made payable to EQUISERVE-KIMCO REALTY CORPORATION and should be payable in U.S. funds drawn on a U.S. bank. Cash and third party checks are not accepted. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. The same amount of money need not be sent for each investment, and there is no obligation to make an optional cash payment. Due to the frequency of investments, the Plan Administrator will not honor any requests for refunds.

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         Participants may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. To authorize monthly automatic deductions, Participants should complete an Automatic Debit Authorization Form by indicating the dollar amount, their bank account number, the U.S. Bank routing number and returning it to the Plan Administrator with a voided blank check or savings deposit slip attached. Automatic Debit Authorization Forms may be obtained by contacting the Plan Administrator. In order to be effective for a particular month, the Automatic Debit Authorization Form must be received by the Plan Administrator on or before the last business day of the month prior. Funds will be debited from the Participant's applicable bank account on the 25th of each month or the next business day and will be invested on the first investment of the next month. A Participant may terminate an automatic monthly withdrawal of funds or change the dollar amount, the bank account number, or the bank routing number by contacting the Plan Administrator at [XXX-XXX-XXXX] or writing to the Plan Administrator at the address provided in item 3 above. Any changes or terminations will take effect in the same month, provided the request is received by the Plan Administrator at least seven business days prior to the date of the scheduled deduction.

         Participants may make optional cash payments as low as $50.00 and the Plan Administrator will only deduct a service charge of $2 for transactions made through automatic deductions from a bank account.

         In the event that any deposit is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares, if any, purchased upon the prior credit of such money. The Plan Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid.

7.  Reports to Participants

         Shareholders who participate in the Plan through the reinvestment of dividends will be sent a quarterly statement of their accounts and persons who participate through the investment of optional cash payments will be sent a transactional statement after each investment. These statements of holdings will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of shares held for the Participant by the Plan Administrator, the number of shares registered in the name of the Participant, and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after the close of each quarter, and transactional statements will be mailed as soon as practicable after the transaction has been completed. These statements are a Participant's continuing record of the cost of its purchases and should be retained for income tax purposes. The Plan Administrator will also send statements as soon as practicable after any other activity occurs on a Plan account such as a transfer, deposit, withdrawal or sale. Please note, a $10.00 fee will be charged to Participants for each duplicate statement older than two years requested by Participants.

         In addition, each Participant will receive the most recent Prospectus constituting the Plan and copies of the same communications sent to every other holder of shares of Kimco common stock, including Kimco's Annual Report, Notice of Annual Meeting and Proxy Statement and income tax information for reporting distributions (including dividends) paid by Kimco. Please notify the Plan Administrator promptly either in writing or by telephone if your address changes.

8.  Dividends

         On shares of Kimco common stock and/or preferred stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant's Plan account and reinvested in additional shares of Kimco common stock. Participants who do not elect dividend reinvestment will receive cash dividends, if declared, by checks as usual. Shareholders who do not participate in the Plan will receive cash dividends, if declared, by check as usual.

         Participants will be credited with dividends on fractions of shares.

         Unless requested by a Participant, certificates for shares of Kimco common stock purchased under the Plan will not be issued. Shares will be held in the name of the Plan Administrator or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on such Participant's statement of holdings.

         Participants may obtain a certificate (at no cost) for any number of whole shares credited to an account under the Plan by contacting the Plan Administrator at [XXX-XXX-XXXX] or utilizing the cash investment and other transaction form attached to each statement. Certificates are normally issued to Participants within five business days after receipt of the request. The remaining whole shares and fractions of shares, if any, will continue to be credited to the Participant's Plan account. A request for issuance of Plan shares, including issuance of all of the shares in a Participant's Plan account, will not constitute a termination of participation in the Plan by the Participant. Termination may be effected only through the delivery to the Plan Administrator of a notice of termination as outlined in item 9 below, "Termination of Participation".

         Shares held by the Plan Administrator for the account of a Participant may not be pledged. A Participant who wishes to pledge such shares must request that a certificate for such shares be issued in the Participant's name.

         Certificates for fractions of shares will not be issued under any circumstances.

         A Participant's account under the Plan will be maintained in the name in which its shares of Kimco common stock were registered at the time the Participant enrolled in the Plan. Consequently, if and when certificates for shares held under the Plan are issued, such certificates will be issued only in that name. Certificates will be issued for whole shares only.

         At the time of enrollment in the Plan or at any later time, Participants may use the Plan's certificate safekeeping service to deposit any Kimco common stock certificates in their possession and registered in their names with the Plan Administrator. To combine shares held in certificate form with shares held through the Plan, Participants must complete the cash investment and other transaction form from their statement of holdings or write a letter of instruction and submit it with their certificates to Kimco Realty Corporation, Dividend Reinvestment and Direct Purchase Plan, c/o EquiServe, L.P., P.O. Box 43010, Providence, RI 02940-3010. The certificates do not need to be endorsed. Participants should send their stock certificates by registered mail, return receipt requested, and insured for 2% of the value of the stock since they bear the risk of loss in transit. There is no charge for this service.

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         A Participant may transfer ownership of some or all of its shares held through the Plan. A Participant may contact the Plan Administrator at [XXX-XXX-XXXX] for complete transfer instructions. A Participant will be asked to send to the Plan Administrator written transfer instructions and to have its signature "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the shares in the Participant's Plan account. A notary is not sufficient.

         A Participant may transfer shares to new or existing Kimco shareholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share.

9.  Termination of Participation

         A Participant may terminate participation in the Plan at any time by contacting the Plan Administrator. At any time, the Plan Administrator can, for any reason, in its sole discretion, require written confirmation of such a transaction request. The Plan Administrator will honor a Participant's notice of termination within five business days of receipt of the request. If, however, the notice of termination is received less than seven business days prior to a dividend payment date, the account may be terminated after the dividend is reinvested for that Participant's Plan account. The Plan Administrator may terminate a Participant's Plan account for any reason by mailing a written notice of termination to the Participant 30 days prior to such termination. The Plan account then will be terminated and all subsequent dividends will be paid to the Participant. Upon termination, certificates for whole shares credited to a Participant's account under the Plan will be issued to the Participant and a cash payment will be made for any fractional share at the then current market price. However, in the Participant's notice of termination of participation in the Plan, the Participant may, if the Participant desires, direct that all of the shares credited to its account in the Plan, whether whole or fractional, be sold. Such sales will be made in the open market and the price per share will be the weighted average of all shares sold that day less a pro rata share of brokerage commissions. Any brokerage fees, service fees, transfer taxes and other transaction expenses in connection with effecting such sales will be paid by the withdrawing Participant. See item 5 above, "Costs". The proceeds of the sale, net of such expenses, will be sent to the Participant.

         Former Participants may become Participants in the Plan again at any time by contacting the Plan Administrator.

10.  Sales of Plan Shares

         Participants may sell all or a portion of their shares of Kimco common stock held in the Plan by contacting the Plan Administrator at [XXX-XXX-XXXX] or by completing and submitting the cash investment and other transaction form. The Plan Administrator will sell the requested number of shares for the Participant within five business days. If, however, the request is to sell all shares held in the Plan and the request is received less than seven business days prior to a dividend payment date, the Plan Administrator may not sell the shares until the dividend is reinvested for that Participant's Plan account. Shares will be sold through independent securities brokers selected by the Plan Administrator in its sole discretion. At any time, the Plan Administrator can, for any reason, in its sole discretion, require written confirmation of such a transaction request. Shares being sold for the Participant may be aggregated with those of other Plan Participants who have also requested sales. In that case, the Participant will receive proceeds based on the weighted average sales price of all shares sold, less a pro rata share of brokerage commissions. A check representing the proceeds of the sale of shares less a service charge of $15, and any applicable transfer and other taxes and transaction expenses will be forwarded to the Participant as soon as practicable after settlement of the sale. Once sale requests are submitted to the Plan Administrator, the requests are binding and cannot be retracted.

         The Plan Administrator is not able to accept instructions to sell on a specific day or at a specific price.

11.  Tax Consequences of Participation in the Plan

         Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") participation in the Plan will generally result in the following federal income tax consequences:

                  (a) A dividend on shares of Kimco common stock will be treated for federal income tax purposes as a dividend received by the Participant notwithstanding that it is used to purchase additional Kimco common stock pursuant to the Plan. The full amount of cash dividends reinvested under the Plan represents dividend income to Participants. In addition, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by Kimco on behalf of a Participant in connection with such purchases on the open market will also constitute a dividend and be income to such Participant for federal income tax purposes.

                  (b) Dividends paid to corporate shareholders, including amounts, taxable as dividends to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.

                  (c) A Participant's tax basis in additional shares of Kimco common stock acquired under the Plan will be equal to (i) the amount treated as a dividend for federal income tax purposes in the case where the stock is acquired through the reinvestment of dividends and (ii) the price paid for that stock including commissions where the stock is acquired through the investment of optional cash payments. The Participant's holding period for shares of Kimco common stock acquired under the Plan will commence on the day after the investment date.

                  (d) A Participant will not realize any taxable income upon the receipt of a certificate for full shares credited to the Participant's Plan account. A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares. Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

         In the case of Participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

         The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in the law) of their individual participation in the Plan.

12.  Other Information

         Any stock dividends or stock splits distributed by Kimco on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant's Plan account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant in the same manner as to shareholders who are not participating in the Plan.

         In the event Kimco makes available to shareholders rights to purchase additional shares of Kimco common stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts and registered in their names on the record date established for determining shareholders who are entitled to such rights.

         The Plan Administrator will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Plan Administrator will vote any full and/or fractional shares of Kimco common stock held in the Participant's Plan account and registered in the Participant's name in accordance with the Participant's directions. If a Participant signs and returns the proxy card and no voting instructions are given with respect to any item on the proxy card, all of such Participant's shares will be voted in accordance with the recommendations of Kimco's management. If a Participant does not return a signed proxy to the Plan Administrator, or returns it unsigned, the Plan Administrator will not vote such shares.

         Neither Kimco nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant's Plan account upon such Participant's death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased for the Participant's Plan account, the times when purchases are made or fluctuations in the market value of the Kimco common stock. Neither Kimco nor the Plan Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

THE PARTICIPANT SHOULD RECOGNIZE THAT Kimco CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

         While the Plan is intended to continue indefinitely, Kimco reserves the right to suspend or terminate the Plan at any time. Kimco also reserves the right to make modifications to the Plan. Notice of such suspension, termination or modification will be sent to all Participants.

         Kimco intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Kimco common stock under the Plan. However, Kimco has no obligation to offer, issue or sell Kimco common stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, Kimco may elect not to offer or sell Kimco common stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of Kimco, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the shareholders and any optional cash payments received from such shareholder will be returned to him.

         A Participant may not draw checks or drafts against its Plan account.

                          CORRESPONDENCE AND QUESTIONS

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         All correspondence and questions regarding the Plan and/or your account should be directed to:

                            Kimco Realty Corporation
                 Dividend Reinvestment and Direct Purchase Plan
                              c/o EquiServe, L.P.
                                 P.O. Box 43010
                           Providence, RI 02940-3010

                       Attn: Dividend Reinvestment Dept.
                        Kimco Dividend Reinvestment and
                              Direct Purchase Plan